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Exhibit 23.1

Independent Auditors' Consent

   We consent to the incorporation by reference in this Registration Statement of Island Pacific, Inc. (formerly SVI Solutions, Inc.) on Form S-3 of our report dated July 13, 2001 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern), appearing in the Annual Report on Form 10-K of Island Pacific, Inc. for the year ended March 31, 2003 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche, LLP

San Diego, California
July 31, 2003